ADMINISTRATION AGREEMENT


	THIS ADMINISTRATION AGREEMENT is made as of November 1, 1995 by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a
Massachusetts corporation ("FDISG"), and AMBAC TREASURERS TRUST, a Delaware business trust (the "Trust").

	WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Trust desires to retain FDISG to render certain administrative and fund accounting services to those series of the Trust described in Schedule A hereto, as from time to time amended (each a "Fund" and, collectively, the "Funds"), and FDISG is willing to render such services;

WITNESSETH:

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  The Trust hereby appoints FDISG to act
as Administrator of the Trust on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule B, annexed hereto and incorporated herein.

	In the event that the Trust establishes additional series with respect to which the Trust decides to retain FDISG to act as administrator and accounting services provider, the Trust shall so notify FDISG in writing. If FDISG is willing to render such services, FDISG shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to FDISG) are modified with respect to such Fund in writing by the Trust and FDISG at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. FDISG shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

	2.	Delivery of Documents.  The Trust has furnished FDISG
with copies properly certified or authenticated of each of the following:

		(a)	Resolutions of the Trust's Board of Trustees
authorizing the appointment of FDISG to provide certain administrative services to the Fund and approving this Agreement;

		(b)	The Trust's Certificate of Trust filed with the
Secretary of the State of Delaware on June 27, 1995, the Trust's
Declaration of Trust and all amendments thereto (the "Declaration of Trust");

		(c)	The Trust's By-Laws and all amendments thereto
(the "By-Laws");

		(d)	The Investment Advisory Agreement between AMBAC
Investment Management, Inc. (the "Adviser") and the Trust dated
November 1, 1995;

		(e)	The Custody Agreement between Bankers Trust
Company (the "Custodian") and the Trust dated November 1, 1995;

		(f)	The Transfer Agency and Services Agreement
between First Data Investor Services Group, Inc. (the "Transfer
Agent") and the Trust dated November 1, 1995;

		(g)	The Trust's Registration Statement on Form N-1A
(the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-94206 and 811-9064), as filed with the Securities and Exchange Commission ("SEC") on June 30,
1995, relating to the Trust's shares of beneficial ownership, $.001 par value per share, and all amendments thereto; and

		(h)	The Trust's most recent prospectus and statement
of additional information (together, the "Prospectus").

	The Trust will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

	3.	Duties as Administrator.  Subject to the supervision
and direction of the Board of Trustees of the Trust, FDISG, as Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

		(a)	Maintaining such office facilities as necessary
to provide the services hereafter set forth (which may be in the offices of FDISG or a corporate affiliate);

		(b)	Furnishing non-investment related statistical
and research data, data processing services, clerical services, and internal legal, executive and administrative services and stationery and office supplies in connection with its services hereunder;

		(c)	Furnishing corporate secretarial services
including preparation and distribution of materials for Board of Trustees meetings;

		(d)	Assisting in the preparation of the Trust's
Registration Statement and any Pre-Effective and Post-Effective
Amendments to the Trust's Registration Statement, Notices of
Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

		(e)	Assisting in the determination of the
jurisdictions in which the Trust's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares for sale under the securities laws of each state in which it is determined shares should be registered or qualified. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Fund as a dealer or broker shall be made by the Fund;

		(f)	Providing the services of certain persons who
may be appointed as officers of the Trust by the Trust's Board of Trustees;

		(g)	Providing legal advice and counsel to the Trust
with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in response to any litigation or non-routine regulatory matters;

		(h)	Accounting and bookkeeping services (including
the maintenance of such accounts, books and records of the Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder, transmitting to the Custodian instructions received from the Adviser for the purchase and sale of Trust assets and ensuring proper settlement related thereto);

		(i)	Internal auditing services;

		(j)	Valuing the Trust's assets and calculating the
net asset value of the shares of the Fund on each business day as set forth in the Trust's Prospectus in accordance with such procedures as may be adopted by the Board of Trustees of the Trust;

		(k)	Accumulating information for and, subject to
approval by the Trust's Treasurer, preparing all required financial statements for the Trust and preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports to shareholders, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2;

		(l)	Preparing and filing the Trust's tax returns;

		(m)	Monitoring compliance by the Trust with the
Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations, including the 1940 Act, and performing related daily and monthly compliance tests; and



		(n)	Preparing and furnishing the Trust (at the
Trust's request) with performance information (including yield, capital gain (loss) and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases and any Nationally Recognized Statistical Rating organization (after first consulting with the Trust's treasurer) such information as may reasonably be requested.

	In performing its duties as Administrator of the Trust, FDISG will act in accordance with the Declaration of Trust, By-Laws, Prospectus and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

	4.	Allocation of Expenses.  FDISG shall bear all expenses
in connection with the performance of its services under this Agreement, except as noted below.

		(a)	FDISG will from time to time employ or associate
with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Trust. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Trust in such respect.

		(b)	FDISG shall not be required to pay any of the
following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization;
investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Trust.

		(c)	For the services to be rendered, the facilities
to be furnished and the payments to be made to FDISG, as provided for in this Agreement, the Trust shall compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule B, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG will be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule C, annexed hereto and incorporated herein.

		(d)	FDISG will bill the Trust as soon as practicable
after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to FDISG the amount of such billing.

	5.	Limitation of Liability.

		(a)	FDISG shall not be liable to the Trust for any
error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify FDISG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of FDISG in the performance of such obligations and duties or by reason of its reckless disregard thereof. The
Trust and FDISG agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust.
The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

		(b)	In no event and under no circumstances shall
either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

	6.	Term and Termination.

		(a)	This Agreement shall become effective on the
date hereof and shall continue for a period of three (3) years
(the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement shall automatically be renewed for successive terms of one (1) year
("Renewal Term") each.

		(b)	Either party may terminate this Agreement at the
end of the second year of the Initial Term, at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than ninety (90) days' or more than one hundred-eighty
(180) days' prior written notice to the other party.

		(c)	In the event a termination notice is given by
the Trust, all reasonable out of pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

		(d)	If a party hereto is guilty of a material
failure to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
(30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty
(30) days' written notice of such termination to the Defaulting Party. In no event shall termination of this Agreement constitute a waiver of any other rights or remedies of the parties hereto under this Agreement.

		(e)	In addition to the other rights of termination
set forth in this Section 6, in the event that FDISG fails to assume liability for, reimburse the Fund for or otherwise cure any material loss, claim, damage, liability or expense suffered by the Trust primarily by reason of the negligence of FDISG in the performance of its obligations and duties under this Agreement within thirty (30) days after written notice of such failure by FDISG, the Trust shall have the unconditional right upon thirty
(30) days' written notice to FDISG to terminate this Agreement without liability to FDISG on account of such termination. For purposes of this Section 6(e) only, "material" shall mean an amount in excess of $15,000. The right of termination set forth in this Section 6(e) shall exist notwithstanding the limitations of liability otherwise provided for in this Agreement.

		(f)	In the event of any termination of any agreement
between the Trust and FDISG (or any affiliated company of FDISG) pursuant to which transfer agency services are provided to the Trust, either party shall have the unconditional right to terminate this Agreement, effective as of the date of termination of such other agreement, or as soon as reasonably practical thereafter, by giving thirty (30) days written notice of such termination to the other party.

	7.	Amendment to this Agreement.  No provision of this
Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

	8.	Miscellaneous.

		(a)	Any notice or other instrument authorized or
required by this Agreement to be given in writing to the Trust or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

				To the Trust:

				AMBAC Treasurers Trust
				300 Nyala Farms Road
				Westport, Connecticut  06880
				Attention:  Treasurer



				To FDISG:

				First Data Investor Services Group, Inc.
				53 State Street - BOS425
				Boston, Massachusetts 02109
				Attention:  Patricia L. Bickimer, Esq.



		(b)	This Agreement shall extend to and shall be
binding upon the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assigned to any person other than a person controllling, controlled by or under common control with the assignor without the written consent of the other party.

		(c)	This Agreement shall be construed in accordance
with the laws of the Commonwealth of Massachusetts.

		(d)	This Agreement may be executed in any number of
counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

		(e)	The captions of this Agreement are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

		(f)	This Agreement and the schedules hereto
constitute the entire agreement between the parties hereto with respect to the matters described herein.

	9.	Confidentiality.  In connection with the services
provided by the Administrator hereunder, certain confidential and proprietary information regarding the Administrator and the Trust may be disclosed to the other. In connection therewith, the parties agree as follows:

		(a)	Confidential Information disclosed under this
Agreement shall mean:

			(i)	any data or information that is
competitively sensitive material, and not generally known to the public, including, but not limited to, information about the names of present, prior and potential shareholders and their representatives, product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator or the Trust, their respective parent corporation, their respective subsidiaries and affiliated companies and the customers, clients and suppliers or any of the foregoing;

			(ii)	any scientific or technical information,
design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or the Trust a competitive advantage over its competitors; and

			(iii)	all confidential or proprietary concepts,
documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.



		(b)	Confidential Information includes, without
limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the party.

		(c)	Except as expressly authorized by prior written
consent of the disclosing party ("Discloser"), the party receiving Confidential Information ("Recipient") shall:

			(i)	limit access to Discloser's Confidential
Information to Recipient's employees who have a need-to-know in connection with the subject matter thereof;

			(ii)	advise those employees who have access to
the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Confidentiality Agreement;

			(iii)	take appropriate action by instruction or
agreement with the employees having access to Discloser's
Confidential Information to fulfill Recipient's obligations under this Confidentiality Agreement;

			(iv)	safeguard all of Discloser's Confidential
Information by using a reasonable degree of care, but not less than that degree of care used by Recipient in safeguarding its own similar information or material;

			(v)	use all of Discloser's Confidential
Information solely for purposes that it was intended;

			(vi)	not disclose any of Discloser's
Confidential Information to third parties; and

			(vii)	not disclose the existence of the
discussions to any third party.

		(d)	Upon Discloser's request, Recipient shall
surrender to Discloser all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same) relating to or containing Discloser's Confidential Information. When Recipient returns the materials, Recipient shall certify in writing that it has returned all materials containing or relating to the Confidential Information.

		(e)	The obligations of confidentiality and
restriction on use in this Section 9 shall not apply to any Confidential Information that Recipient proves:

			(i)	was in the public domain prior to the date
of this Agreement or subsequently came into the public domain through no fault of Recipient; or

			(ii)	was lawfully received by Recipient from a
third party free of any obligation of confidence to the third party; or

			(iii)	was already in Recipient's possession
prior to receipt from Discloser; or

			(iv)	is required to be disclosed in a judicial
or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving Discloser as much advance notice as practical of the possibility of disclosure to allow
Discloser to stop such disclosure or obtain a protective order concerning such disclosure; or

			(v)	is subsequently and independently
developed by Recipient's employees, consultants or agents without reference to Confidential Information.

		(f)	The Trust and the Administrator agree that money
damages would not be a sufficient remedy for breach of this
Section 9. Accordingly, in addition to all other remedies that either party may have, a party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. The parties agree to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


FIRST DATA INVESTOR SERVICES GROUP, INC.


By:	/s/ William E. Small
	William E. Small
Title:	Executive Vice President


AMBAC TREASURERS TRUST


By:	/s/ W. Dayle Nattress
	W. Dayle Nattress
Title:	President


SCHEDULE A



SERIES OF THE TRUST




				*	AMBAC U.S. Treasury Money Market
Fund

				*	AMBAC U.S. Government Money Market
Fund

				*	AMBAC Short-Term U.S. Government
Income Fund




SCHEDULE B



AMBAC FEE SCHEDULE FOR
FUND ADMINISTRATION AND
FUND ACCOUNTING SERVICES




1.	Administration Charges*

	First $500 million of Trust average net assets   	5
basis points per annum
	Next $500 million of Trust average net assets	4 basis
points per annum
	Over $1 billion of Trust average net assets		3
basis points per annum
	Trust monthly minimum				$10,000

	*Based on average daily net assets of the Trust



2.	Fund Accounting Charges

	Fund Assets (in millions)**				Monthly Fee
(per Fund)
		    0 - $ 50						$3,000
		$50 - $200						$4,000
		Over $200						$5,000

	**Based on monthly average net assets

	Notes:

	(1)	There is an additional fee of $10,000 per Fund
annually for each additional
		class of shares.

	(2)	Global fund accounting fees, defined as Funds
possessing more than 25% in
		non-domestic assets, are charged at 150% of the above fees.






SCHEDULE C



OUT-OF- POCKET EXPENSES



		Out-of-pocket expenses are limited to the following items:

		-	Postage (including overnight or other courier
services)
		-	Telephone
		-	Telecommunications charges (including FAX)
		-	Duplicating charges
		-	Pricing services
		-	Forms and supplies
		-	Travel expenses
		-	Vendor set-up charges for Blue Sky services
		-	Such other expenses as are agreed to by FDISG
and the Trust



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